PUBLIC ANNOUNCEMENT

August 29, 2002

Contact: Thomas F. Gruber
President & CEO
574-271-8300

BANK FRAUD PLEA ENTERED; SOBIESKI RECOVERS SOME UNAUTHORIZED LOAN ASSETS

       SOUTH BEND, IND. _ Thomas F. Gruber, president and CEO of Sobieski Bank (Nasdaq-SCM: SOBI), expressed regret regarding the circumstances leading to the guilty plea to bank fraud entered August 29 by Andrew Ujdak, former Sobieski lending officer.

       As previously reported by the Bank, Sobieski discovered through an internal audit in early May approximately $9.6 million in unauthorized loans made over a period of seven to nine months by Mr. Ujdak. Sobieski officials have been working with legal and regulatory authorities regarding this matter since the loans were discovered.

       A majority of the unauthorized loans are real estate and collateral dependent. The recovery process is well underway with the Bank having gained possession of approximately $1.5 million in proceeds and collateral, according to Gruber. The Bank is seeking and expects to recover additional collateral or proceeds valued at several million dollars through legal action and bond claims.

       Gruber said despite these unfortunate circumstances, Sobieski Bank remains a sound, well-capitalized institution that will continue to provide secure, personal financial services to its customers in northern Indiana and southwestern Michigan.

       Gruber pledged the company will continue to fully cooperate with federal authorities to resolve this situation, recover its assets and bring to justice any persons engaging in activity found to be in violation of banking laws and regulations.

Forward Looking Statements

       When used in this press release and in the Company's filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe", "will likely result", "expects," "are expected to", "will continue", "is anticipated", "estimate", "project", "plans", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company's future financial performance, strategic plans or objectives or other financial items. By their nature, these statements are subject

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to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

       Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (2) changes in management's estimate of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and the Company's net interest margin; (5) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (6) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (7) the Company's ability to access cost-effective funding; (8) changes in financial markets and general economic conditions; (9) new legislation or regulatory changes; and (10) changes in accounting principles, policies or guidelines.

       The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.